SPECIAL TERMINATION AGREEMENT


        AGREEMENT made as of the 26th day of May, 1994 by and among NBB Bancorp, Inc., a Delaware corporation (the "Company") and its subsidiary, New Bedford Institution for Savings, a Massachusetts savings bank with its main office in New Bedford, Massachusetts (the "Bank") (the Bank and the Company shall be hereinafter collectively referred to as the "Employers") and Charles P. O'Brien, an individual presently serving in the position of Vice President of the Bank (the "Executive").

        WHEREAS, the Employers wish to provide the Executive with certain severance benefits under certain conditions as set forth herein.

        NOW, THEREFORE, in consideration of services performed and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

        1. Purpose. In order to allow the Executive to consider the prospect of a Change in Control (as defined in Section 2) in an objective manner and in consideration of the services rendered and to be rendered by the Executive to the Employers and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Employers, the Employers are willing to provide, subject to the terms of this Agreement, certain severance benefits to protect the Executive from the consequences of a Terminating Event (as defined in Section 3) occurring subsequent to a Change in Control.

        2. Change in Control. A "Change in Control" shall be deemed to have occurred in either of the following events:

                (i) if there has occurred a change in control which the Company would be required to report in response to Item 6(e) of Schedule 14A of the Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or, if such regulation is no longer in effect, any regulations promulgated by the Securities and Exchange Commission pursuant to the 1934 Act which are intended to serve similar purposes; or

                (ii) when any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company or the Bank representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of directors of the Company or the Bank (other than in the case of the Bank, the Company's ownership of the capital stock of the Bank); or

                (iii) during any period of thirty consecutive months (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors of the Company; or

                (iv) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                (v) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

        3.      Terminating Event.  A "Terminating Event" shall mean

        (a) termination by either of the Employers of the employment of the Executive with either of the Employers for any reason other than (i) death, (ii) deliberate dishonesty of the Executive with respect to either of the Employers or any subsidiary or affiliate thereof, or (iii) conviction of the Executive of a crime involving moral turpitude, or

        (b) resignation of the Executive from the employ of either of the Employers, subsequent to the occurrence of any of the following events:

               (i) a significant change in the nature or scope of the Executive's responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to the Change in Control; or

              (ii) a determination by the Executive that, as a result of a Change in Control, he is unable to exercise the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to such Change in Control; or

             (iii) a reduction in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time; or

              (iv) the relocation of either of the Employers' offices at which the Executive is principally employed immediately prior to the date of the Change in Control to a location more than 25 miles from New Bedford, Massachusetts, or either of the Employers' requiring the Executive to be based anywhere other than the Employers' offices at such location; or

               (v) the failure by either of the Employers to pay to the Executive any portion of his current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of either of the Employers within seven (7) days of the date such compensation is due; or

              (vi) the failure by either of the Employers to continue in effect any material compensation, incentive, bonus or benefit plan in which the Executive participates immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by either of the Employers to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control; or

             (vii) the failure by either of the Employers to continue to provide the Executive with benefits substantially similar to those available to the Executive under any of either of the Employers life insurance, medical, health and accident, or disability plans or any other material benefit plans in which the Executive was participating at the time of the Change in Control, the taking of any action by either of the Employers which would directly or indirectly materially reduce any of such benefits, or the failure by either of the Employers to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with either of the Employers in accordance with their normal vacation policy in effect at the time of the Change in Control; or

            (viii) the failure of the Employers to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

        4. Severance Payment. Subject to the provisions of Section 5 below, in the event a Terminating Event occurs within three (3) years after a Change in Control, the Employers shall pay to the Executive an aggregate amount equal to
(x) three times the "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code")) applicable to the Executive, less (y) One Dollar ($1.00), payable in one lump-sum payment on the date of such termination or resignation.

        5.      Limitation on Benefits.

                (a) It is the intention of the Executive and of the Employers that no payments by the Employers to or for the benefit of the Executive under this Agreement when combined with any other payments under any other agreement or plan pursuant to which the Executive is entitled to receive payments or benefits shall be non-deductible to the Employers by reason of the operation of
Section 280G of the Code relating to parachute payments. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G, any such payments exceed the amount which can be deducted by the Employers, the payments made pursuant to this Agreement shall be reduced to the maximum amount which can be deducted by the Employers. To the extent that payments exceeding such maximum deductible amount have been made pursuant to this Agreement to or for the benefit of the Executive, such excess payments shall be refunded to the Employers with interest thereon at the applicable Federal Rate determined under
Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non-deductible to the Employers by reason of the operation of said Section 280G. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G, the Executive shall determine which method shall be followed, provided that if the Executive fails to make such determination within forty-five days after the Employers have sent the Executive written notice of the need for such reduction, the Employers may determine the method of such reduction in its sole discretion.

                (b) If any dispute between the Employers and the Executive as to any of the amounts to be determined under this Section 5, or the method of calculating such amounts, cannot be resolved by the Employers and the Executive, either the Employers or the Executive after giving three days written notice to the other, may refer the dispute to a partner in the Boston office of a firm of independent certified public accountants selected jointly by the Employers and the Executive. The determination of such partner as to the amount to be determined under Section 5(a) and the method of calculating such amounts shall be final and binding on both the Employers and the Executive. The Employers shall pay, as they are incurred, the costs of any such determination.

        6. Employment Status. This Agreement is not an agreement for the employment of the Executive and shall confer no rights on the Executive except as herein expressly provided.

        7. Term. This Agreement shall take effect on the day first above written, and shall terminate upon the earlier of (a) the termination by the Employers of the employment of the Executive because of death, deliberate dishonesty of the Executive with respect to either of the Employers or any subsidiary or affiliate thereof, or conviction of the Executive of a crime involving moral turpitude, (b) the resignation or termination of the Executive for any reason prior to a Change in Control, or (c) the resignation of the Executive after a Change in Control for any reason other than the occurrence of any of the events enumerated in Section 3(b)(i)-(viii) of this Agreement.

        8. Withholding. All payments made by either of the Employers under this Agreement shall be net of any tax or other amounts required to be withheld by either of the Employers under applicable law.

        9. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Employers, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston. Such arbitration shall be conducted in the City of Boston in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this
Section 9. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of the Executive's rights under this Agreement, the Employers shall pay, as they are incurred, the Executive's reasonable attorneys' fees and other reasonable costs and expenses in connection with the enforcement of said rights (including the enforcement of any arbitration award in court) regardless of the final outcome, unless and to the extent the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust. This arbitration provision shall not be used for matters of the type referred to in Section 5(b), except to settle the selection of the accounting partner described in said Section in the event that the Employers and the Executive cannot agree on the selection.

        10. Assignment. Neither the Employers nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the Employers and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive's death prior to the payment by the Employers of all payments due to the Executive under this Agreement, the Employers shall make such payments to the Executive's beneficiary designated in writing to the Employers prior to his death (or to his estate, if the Executive fails to make such designation).

        11. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        12. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

        13. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Employers or, in the case of the Bank, at its main office, attention of the Clerk or, in the case of the Company, at its main office, attention of the Secretary.

        14. Election of Remedies. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not constitute a breach by the Executive of any employment agreement between the Employers and the Executive or a breach of any of the Executive's obligations as an employee of the Employers. Nothing in this Agreement shall be construed to limit the rights of the Executive under any employment agreement he may then have with the Employers.

        15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of each of the Employers.

        16. Allocation of Obligations Between Employers. The obligations of the Employers under this Agreement are intended to be the joint and several obligations of the Bank and the Company and the Employers shall, as between themselves, allocate these obligations in a manner agreed upon by them.

        17. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts.

        18. Special Provisions Relating to Regulatory Matters. Notwithstanding anything to the contrary elsewhere herein contained:

                (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) of the Federal Deposit Insurance Act or Section 12A of Chapter 167 of the Massachusetts General Laws, the Employers' obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(1) or (2) of the Federal Deposit Insurance Act and/or Section 12A of Chapter 167 of the Massachusetts General laws, all obligations of the Employers under this Agreement shall terminate as of the effective date of the order.

                (c) All obligations under this Agreement shall be terminated,
(i) in the event that the Federal Deposit Insurance Corporation (the "FDIC") is appointed as a conservator or receiver of the Bank pursuant to the provisions of
Section 11 of the Federal Deposit Insurance Act, as amended, or (ii) in the event that the Commissioner of Banks, Commonwealth of Massachusetts, takes possession of the Bank under the provisions of Section 22 of Massachusetts General Laws, Chapter 167.

                (d) No payments will be made under this Agreement if such payments are prohibited by the FDIC either by regulation or order. To the extent that the Bank is prohibited from paying the amounts but the Company would be able to pay, the payments will be made by the Company.


        IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employers, by their duly authorized officers, and by the Executive, as of the date first above written.


ATTEST                                                  NBB BANCORP, INC.


/s/ Carol E. Correia                              By: /s/ Robert McCarter
- - -----------------------------                     -----------------------------
Carol E. Correia, Secretary                       Chairman, President and Chief
                                                  Executive Officer



ATTEST:                                           NEW BEDFORD INSTITUTION FOR
                                                  SAVINGS


/s/ Carol E. Correia                              By: /s/ Robert McCarter
- - -----------------------------                     -----------------------------
Carol E. Correia, Clerk                           Chairman, President and Chief
                                                  Executive Officer


WITNESS:


/s/ Carol E. Correia                              By: /s/ Charles P. O'Brien
- - -----------------------------                     -----------------------------
                                                  Name: Charles P. O'Brien
78253.c1